Exhibit 99.1

Verisk Analytics, Inc., Reports Fourth-Quarter 2012 Financial Results

Delivers 18.2% Revenue Growth and 26.0% Diluted Adjusted EPS Growth

JERSEY CITY, N.J., February 26, 2013 — Verisk Analytics, Inc. (Nasdaq:VRSK), a leading source of information about risk, today announced results for the fiscal quarter and year ended December 31, 2012:

Financial Highlights

See Tables 4 and 5 for a reconciliation of non-GAAP financial measures to the relevant GAAP measures.

•

Diluted GAAP earnings per share (diluted GAAP EPS) were $0.57 for fourth-quarter 2012. Diluted adjusted earnings per share (diluted adjusted EPS) were $0.63 for fourth-quarter 2012, an increase of 26.0% versus the same period in 2011. For the fiscal year ended December 31, 2012 diluted GAAP EPS were $1.92 and diluted adjusted EPS were $2.10.

•

Total revenue increased 18.2% in the fourth quarter and 15.2% for fiscal year 2012. Excluding the impact of recent acquisitions, revenue grew 6.7% for fourth-quarter 2012 and 7.3% for fiscal year 2012. Revenue growth in the fourth quarter was driven by a 28.7% increase in Decision Analytics revenue, with additional contribution from the 2.9% growth in Risk Assessment revenue. Risk Assessment revenue growth, excluding the reclassification of $3.0 million and $12.1 million of revenue to Decision Analytics in fourth-quarter 2012 and fiscal year 2012, was 5.0%.

•	EBITDA increased 19.4% to $189.6 million for fourth-quarter 2012, with an EBITDA margin of 45.6%. For fiscal year 2012, EBITDA increased 17.4% to $695.9 million, with an EBITDA margin of 45.4%.

•

Net income was $98.3 million for fourth-quarter 2012 and adjusted net income was $108.7 million, an increase of 22.4% and 27.1%, respectively, versus the comparable periods in 2011. Net income was $329.1 million and adjusted net income was $361.3 million for fiscal year 2012, an increase of 16.4% and 19.0% versus 2011.

•

In fourth-quarter 2012, the company repurchased a total of $34.8 million of its common stock under its existing repurchase program. For fiscal 2012, total repurchases were $162.6 million, and as of December 31, 2012, the company had $144.2 million remaining under its share repurchase authorization.

Frank J. Coyne, chairman and chief executive officer, said, “Our fourth-quarter results were strong with solid, broad-based contributions from our businesses. Our healthcare business finished 2012 with organic growth exceeding 30% and is well positioned for the future, with the unified healthcare technology platform continuing apace. The performance of Argus remains exceptional, with strong growth prospects.”

“Even as our insurance solutions continue to lead the market, we are developing additional valuable analytic offerings for the future. We are excited about many initiatives we have under way, including use of remote imagery and our next-generation catastrophe modeling platform, Touchstone. While the mortgage market remains challenging, we did finish 2012 somewhat better than expected. However, we do anticipate challenges for mortgage to continue in 2013,” concluded Coyne.

Table 1: Summary of Results for 2012

(in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	Change	2012	2011	Change
Revenues	$415,730	$351,593	18.2%	$1,534,320	$1,331,840	15.2%
EBITDA	$189,578	$158,776	19.4%	$695,915	$592,887	17.4%
Net income	$98,299	$80,318	22.4%	$329,142	$282,758	16.4%
Adjusted net income	$108,714	$85,516	27.1%	$361,287	$303,633	19.0%
Diluted GAAP EPS	$0.57	$0.47	21.3%	$1.92	$1.63	17.8%
Diluted adjusted EPS	$0.63	$0.50	26.0%	$2.10	$1.75	20.0%

Revenue

Revenue grew 18.2% for the quarter ended December 31, 2012 and 15.2% for fiscal year 2012. Excluding the effect of recent acquisitions (MediConnect, Argus, and Aspect Loss Prevention), revenue grew 6.7% in the fourth quarter and 7.3% for fiscal year 2012. Overall revenue growth was the result of continued double-digit growth in Decision Analytics and single-digit growth in Risk Assessment. For fourth-quarter 2012, Decision Analytics revenue represented approximately 65% of total revenue and 62% for fiscal year 2012.

Table 2A: Decision Analytics Revenues by Category

(in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	Change	2012	2011	Change
Insurance	$128,609	$117,301	9.6%	$493,456	$451,216	9.4%
Financial services	45,505	32,091	41.8%	153,039	134,702	13.6%
Healthcare	72,802	38,506	89.1%	222,955	103,722	115.0%
Specialized markets	22,333	21,384	4.4%	85,364	78,839	8.3%

Total Decision Analytics	$269,249	$209,282	28.7%	$954,814	$768,479	24.2%

Within the Decision Analytics segment, revenue grew 28.7% for fourth-quarter 2012, and growth excluding recent acquisitions and the reclassification of property-specific revenue to Decision Analytics was 7.9%. Growth in the quarter was driven by strong increases in healthcare revenue, including the recent acquisition of MediConnect, and good contributions from the insurance-facing revenue category, as well as the revenue from the acquisition of Argus, which was owned for the full quarter and is reported in the financial services category.

Within the insurance category, revenue growth was 9.6% for the fourth quarter of 2012 and 9.3% excluding the recent acquisition of Aspect. This growth was driven by continued good growth in catastrophe modeling solutions and satisfactory growth in loss quantification and from fraud solutions. Catastrophe modeling continued to benefit from new and expanded use of our models as well as strong market share for catastrophe bond modeling. Loss quantification solutions growth moderated as fourth-quarter revenue related to storm activity was captured under customer contract minimums. Insurance fraud claims solutions also delivered revenue growth, driven by annual invoice increases for certain solutions and increased adoption of existing and new solutions.

In the financial services category, revenue increased 41.8% in fourth-quarter 2012 but declined 19.6% after adjusting for the acquisition of Argus and the 2012 transition of appraisal tool revenue into the financial services category from the property-specific rating and underwriting information category in Risk Assessment. The decline in mortgage revenue within the financial services category reflected continued lower volumes in forensic audit solutions, which were not offset by strong growth in underwriting. For fiscal year 2012, financial services revenue declined 11.3% after adjusting for the acquisition of Argus and the 2012 transition of appraisal tool revenue into the financial services category from Risk Assessment.

In the healthcare vertical, revenue in the fourth quarter grew 89.1%, with organic growth of 28.5%, driven by double-digit growth for payment accuracy fraud solutions and revenue integrity, and good growth for enterprise analytics. Total revenue growth included the 2012 acquisition of MediConnect. Organic growth reflected continued customer implementations and new customer sales.

In the specialized markets category, revenue grew 4.4% in fourth-quarter 2012, as good growth in weather and climate analytics was moderated by slower growth in environmental health and safety solutions.

Table 2B: Risk Assessment Revenues by Category

(in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	Change	2012	2011	Change
Industry-standard insurance programs	$114,052	$107,799	5.8%	$450,646	$426,228	5.7%
Property-specific rating and underwriting information	32,429	34,512	(6.0%)	128,860	137,133	(6.0%)

Total Risk Assessment	$146,481	$142,311	2.9%	$579,506	$563,361	2.9%

Within the Risk Assessment segment, revenue grew 2.9% for the quarter and 5.0% excluding the reclassification of property-specific revenue to Decision Analytics as discussed previously. The overall increase within the segment was due principally to 5.8% revenue growth in industry-standard insurance programs resulting primarily from the continued annual effect of growth in 2012 invoices effective from January 1 as well as continued strong performance from premium leakage solutions. As of fourth-quarter 2012, the statistical agency and actuarial services revenue categories are included in the industry-standard insurance programs line.

Property-specific rating and underwriting information revenue declined 6.0% in the fourth quarter. After adjusting for the reclassification of $3.0 million of revenue in fourth-quarter 2012 from the property-specific revenue category into the financial services revenue category of Decision Analytics, property-specific rating and underwriting information revenue grew 2.6%. Growth was due to new sales and higher volumes from certain customers, offset by lower revenue from appraisal solutions.

Cost of Revenue

Cost of revenue increased 21.1% in fourth-quarter 2012 and 6.4% excluding recent acquisitions as compared to 2011. For fiscal year 2012, cost of revenue increased 13.8% and 4.1% excluding acquisitions. The year-over-year increase relates primarily to 2012 annual compensation adjustments and higher headcount in Decision Analytics in support of the growth of our business, partially offset by reduced pension costs related to the freeze of the pension plan in February 2012.

For fourth-quarter 2012, cost of revenue decreased 3.1% for Risk Assessment, primarily related to reduced pension expense, and increased 33.8% for Decision Analytics (11.3% excluding recent acquisitions). For fiscal year 2012, cost of revenue decreased 5.8% for Risk Assessment and increased 24.9% for Decision Analytics (9.8% excluding recent acquisitions).

Selling, General, and Administrative

Selling, general, and administrative expense, or SG&A, increased 6.4% in fourth-quarter 2012 and 1.0% excluding recent acquisitions. For fiscal year 2012, SG&A increased 10.4% and 5.2% excluding recent acquisitions. The increase relates primarily to 2012 annual compensation adjustments and higher headcount in Decision Analytics in support of the growth of our business, which were partially offset by reduced pension costs related to the pension plan freeze.

In fourth-quarter 2012, SG&A decreased 10.9% for Risk Assessment. SG&A grew 17.8% for Decision Analytics (8.8% excluding recent acquisitions), reflecting increased headcount and commissions related to the growth of the business. For fiscal year 2012, SG&A decreased 3.1% for Risk Assessment and increased 19.4% for Decision Analytics (10.8% excluding recent acquisitions).

EBITDA

For fourth-quarter 2012, consolidated EBITDA grew 19.4% to $189.6 million, with a consolidated EBITDA margin of 45.6%. For fiscal year 2012, consolidated EBITDA grew 17.4% to $695.9 million, with a consolidated EBITDA margin of 45.4%.

Table 3: Segment EBITDA

(in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	Change	2012	2011	Change
Decision Analytics	$108,376	$85,220	27.2%	$379,655	$305,837	24.1%
EBITDA margin	40.3%	40.7%		39.8%	39.8%
Risk Assessment	$81,202	$73,556	10.4%	$316,260	$287,050	10.2%
EBITDA margin	55.4%	51.7%		54.6%	51.0%
Total EBITDA	$189,578	$158,776	19.4%	$695,915	$592,887	17.4%
EBITDA margin	45.6%	45.2%		45.4%	44.5%

Decision Analytics EBITDA grew 27.2% in fourth-quarter 2012 and Risk Assessment EBITDA grew 10.4% versus the same period in the previous year, as shown in Table 3. For fiscal year 2012, Risk Assessment EBITDA grew 10.2% and Decision Analytics EBITDA grew 24.1%.

The fourth-quarter 2012 EBITDA margin in Risk Assessment increased to 55.4% from 51.7% in fourth-quarter 2011 because revenue outpaced our primary costs, which were personnel-related, including pension. The fiscal year 2012 EBITDA margin in Risk Assessment was 54.6% versus 51.0% in fiscal year 2011.

The fourth-quarter 2012 EBITDA margin for Decision Analytics decreased slightly to 40.3% from 40.7% in fourth-quarter 2011 because of investment in certain businesses. The fiscal year 2012 EBITDA margin in Decision Analytics was 39.8%, the same as in fiscal year 2011.

Net Income and Adjusted Net Income

Net income increased 22.4% in fourth-quarter 2012, driven by growth in the business and favorable tax benefits relating to fiscal year 2012 as well as previous periods, partially offset by increased interest expense and amortization associated with acquisitions. Tax benefits recognized for previous periods totaled approximately $12.3 million in the fourth quarter and contributed about $0.07 to diluted adjusted EPS. Net income grew 16.4% for fiscal year 2012.

Adjusted net income grew 27.1% for fourth-quarter 2012 and 19.0% for fiscal year 2012. The table below sets forth a reconciliation of net income to adjusted net income and adjusted EPS based on historical results:

Table 4: Net Income and Adjusted Net Income

(in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	Change	2012	2011	Change
Net Income	$98,299	$80,318	22.4%	$329,142	$282,758	16.4%
plus: Amortization of intangibles	17,359	8,663		53,575	34,792
less: Income tax effect on amortization of intangibles	(6,944)	(3,465)		(21,430)	(13,917)

Adjusted net income	$108,714	$85,516	27.1%	$361,287	$303,633	19.0%

Basic adjusted EPS	$0.65	$0.52	25.0%	$2.18	$1.83	19.1%

Diluted adjusted EPS	$0.63	$0.50	26.0%	$2.10	$1.75	20.0%

Weighted average shares outstanding (in millions)
Basic	166.8	163.9		165.9	166.0

Diluted	171.9	170.5		171.7	173.3

Net Cash Provided by Operating Activities and Capital Expenditures

Net cash provided by operating activities was $468.2 million, an increase of $92.5 million, or 24.6%, for the fiscal year ended December 31, 2012, compared to 2011. This change was the result of a $107.0 million increase caused by the improved profitability of the business, a $62.7 million decrease in income taxes paid, and a $9.5 million decrease in working capital, partially offset by a $73.4 million increase in pension and postretirement funding primarily due to the voluntary $72.0 million contribution to our pension and a $12.8 million increase in interest paid due to higher debt levels.

Capital expenditures were $79.8 million in fiscal year 2012, an increase of $11.4 million over the same period in 2011. Capital expenditures were 5.2% of revenue in fiscal year 2012. Net cash provided by operating activities less capital expenditures represented 55.8% of EBITDA in fiscal year 2012. The cash flow conversion rate was lowered by the voluntary pension funding of $72.0 million discussed above.

Share Repurchases and Financing Activities

The company continued to balance its internal investment and acquisition initiatives with share repurchases. In fourth-quarter 2012, the company repurchased shares for a total cost of $34.8 million at an average price of $48.60. At December 31, 2012, the company had $144.2 million remaining under its share repurchase authorization.

Conference Call

Verisk’s management team will host a live audio webcast on Wednesday, February 27, 2013, at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss the financial results and business highlights. All interested parties are invited to listen to the live event via webcast on the Verisk investor website at http://investor.verisk.com. The discussion is also available through dial-in number 1-877-755-3792 for U.S./Canada participants or 706-758-8912 for international participants.

A replay of the webcast will be available on the Verisk investor website for 30 days and also through the conference call number 1-855-859-2056 for U.S./Canada participants or 404-537-3406 for international participants using Conference ID #96739276.

About Verisk Analytics

Verisk Analytics (Nasdaq:VRSK) is a leading provider of information about risk to professionals in insurance, healthcare, financial services, government, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on vast industry expertise and unique proprietary data sets to provide predictive analytics and decision support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets. For more information, visit www.verisk.com.

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “target,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Verisk’s quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K filed with the Securities and Exchange Commission. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

The company has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, U.S. GAAP and may be different from non-GAAP measures reported by other companies. The company believes that its presentation of non-GAAP measures, such as EBITDA, EBITDA margin, adjusted net income, and adjusted EPS, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the company’s management uses these measures for reviewing the financial results of the company and for budgeting and planning purposes.

EBITDA

Table 5 below sets forth a reconciliation of net income to EBITDA based on our historical results:

Table 5: EBITDA Reconciliation

(in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	Change	2012	2011	Change
Net income	$98,299	$80,318	22.4%	$329,142	$282,758	16.4%
Depreciation and amortization of fixed and intangible assets	30,535	19,532	56.3%	104,199	78,619	32.5%
Interest expense	20,613	14,754	39.7%	72,508	53,847	34.7%
Provision for income taxes	40,131	44,172	(9.1%)	190,066	177,663	7.0%

EBITDA	$189,578	$158,776	19.4%	$695,915	$592,887	17.4%

EBITDA is a financial measure that management uses to evaluate the performance of our segments. In all periods shown here and going forward, the company defines “EBITDA” as net income before interest expense, income taxes, and depreciation and amortization of fixed and intangible assets. In previous periods, this measure also excluded investment income and realized gain on securities, net.

Although EBITDA is frequently used by securities analysts, lenders, and others in their evaluation of companies, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our statement of cash flow reported under U.S. GAAP. Management uses EBITDA in conjunction with traditional U.S. GAAP operating performance measures as part of its overall assessment of company performance. Some of these limitations are as follows:

•	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs.

•

Although depreciation and amortization are noncash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

•	Other companies in our industry may calculate EBITDA differently than we do, limiting the usefulness of their calculations as comparative measures.

Attached Financial Statements

Please refer to the full Form 10-K filing for the complete financial statements and related notes.

VERISK ANALYTICS, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2012 and 2011

(In thousands, except for share and per share data)	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$89,819	$191,603
Available-for-sale securities	4,883	5,066
Accounts receivable, net	178,430	153,339
Prepaid expenses	21,946	21,905
Deferred income taxes, net	10,397	3,818
Income taxes receivable	45,975	36,675
Other current assets	39,109	41,248

Total current assets	390,559	453,654

Noncurrent assets:
Fixed assets, net	154,084	119,411
Intangible assets, net	520,935	226,424
Goodwill	1,247,459	709,944
Deferred income taxes, net	—	10,480
Other assets	47,299	21,193

Total assets	$2,360,336	$1,541,106

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$187,648	$162,992
Acquisition related liabilities	—	250
Short-term debt and current portion of long-term debt	195,263	5,554
Pension and postretirement benefits, current	1,734	4,012
Fees received in advance	200,705	176,842

Total current liabilities	585,350	349,650

Noncurrent liabilities:
Long-term debt	1,266,162	1,100,332
Pension benefits	38,655	109,161
Postretirement benefits	2,627	18,587
Deferred income taxes, net	133,761	—
Other liabilities	78,190	61,866

Total liabilities	2,104,745	1,639,596

Stockholders’ equity (deficit):
Verisk Class A common stock, $.001 par value; 1,200,000,000 shares authorized; 544,003,038 shares issued and 167,727,073 and 164,285,227 outstanding, respectively	137	137
Unearned KSOP contributions	(483)	(691)
Additional paid-in capital	1,044,746	874,808
Treasury stock, at cost, 376,275,965 and 379,717,811 shares, respectively	(1,605,376)	(1,471,042)
Retained earnings	905,727	576,585
Accumulated other comprehensive losses	(89,160)	(78,287)

Total stockholders’ equity (deficit)	255,591	(98,490)

Total liabilities and stockholders’ equity (deficit)	$2,360,336	$1,541,106

VERISK ANALYTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months and Twelve Months Ended December 31, 2012 and 2011

(In thousands, except for share and per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues	$415,730	$351,593	$1,534,320	$1,331,840

Expenses:
Cost of revenues (exclusive of items shown separately below)	170,021	140,375	607,174	533,735
Selling, general and administrative	56,200	52,829	231,359	209,469
Depreciation and amortization of fixed assets	13,176	10,869	50,624	43,827
Amortization of intangible assets	17,359	8,663	53,575	34,792
Acquisition related liabilities adjustment	—	—	—	(3,364)

Total expenses	256,756	212,736	942,732	818,459

Operating income	158,974	138,857	591,588	513,381

Other income (expense):
Investment income	63	102	460	201
Realized gain (loss) on securities, net	6	285	(332)	686
Interest expense	(20,613)	(14,754)	(72,508)	(53,847)

Total other expense, net	(20,544)	(14,367)	(72,380)	(52,960)

Income before income taxes	138,430	124,490	519,208	460,421
Provision for income taxes	(40,131)	(44,172)	(190,066)	(177,663)

Net income	$98,299	$80,318	$329,142	$282,758

Basic net income per share	$0.59	$0.49	$1.98	$1.70

Diluted net income per share	$0.57	$0.47	$1.92	$1.63

Weighted average shares outstanding:
Basic	166,799,952	163,874,595	165,890,258	166,015,238

Diluted	171,925,360	170,532,542	171,709,518	173,325,110

VERISK ANALYTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2012 and 2011

(In thousands)	2012	2011
Cash flows from operating activities:
Net income	$329,142	$282,758
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	50,624	43,827
Amortization of intangible assets	53,575	34,792
Amortization of debt issuance costs and original issue discount	2,337	1,655
Allowance for doubtful accounts	1,065	1,278
KSOP compensation expense	13,111	12,615
Stock based compensation	24,696	22,656
Noncash charges associated with performance based appreciation awards	—	585
Acquisition related liabilities adjustment	—	(3,364)
Realized loss (gain) on securities, net	332	(686)
Deferred income taxes	63,261	21,321
Loss on disposal of fixed assets	597	868
Excess tax benefits from exercised stock options	(60,672)	(53,195)
Other operating activities, net	265	132

Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(6,425)	(25,926)
Prepaid expenses and other assets	550	(2,720)
Income taxes	83,711	46,959
Accounts payable and accrued liabilities	11,256	15,468
Fees received in advance	20,493	12,373
Pension and postretirement benefits	(105,829)	(13,599)
Other liabilities	(13,860)	(22,076)

Net cash provided by operating activities	468,229	375,721

Cash flows from investing activities:
Acquisitions, net of cash acquired of $36,113 and $590 respectively	(769,513)	(121,721)
Purchase of non-controlling interest in non-public companies	(2,250)	—
Earnout payments	(250)	(3,500)
Escrow funding associated with acquisitions	(38,800)	(19,560)
Proceeds from release of acquisition related escrows	1,455	—
Purchases of fixed assets	(74,373)	(59,829)
Purchases of available-for-sale securities	(1,784)	(1,549)
Proceeds from sales and maturities of available-for-sale securities	1,932	1,730
Other investing activities, net	—	300

Net cash used in investing activities	(883,583)	(204,129)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of original issue discount	347,224	696,559
Repayment of current portion of long-term debt	—	(125,000)
Repayment of short-term debt refinanced on a long-term basis	(347,224)	(440,000)
Proceeds from issuance of short-term debt with original maturities greater than three months	—	120,000
Proceeds from short-term debt, net	357,224	10,000
Payment of debt issuance cost	(3,905)	(7,835)
Repurchase of Class A common stock	(162,275)	(381,776)
Excess tax benefits from exercised stock options	60,672	53,195
Proceeds from stock options exercised	68,388	43,345
Other financing activities, net	(6,549)	(3,268)

Net cash provided by (used in) financing activities	313,555	(34,780)

Effect of exchange rate changes	15	(183)

(Decrease) increase in cash and cash equivalents	(101,784)	136,629

Cash and cash equivalents, beginning of period	191,603	54,974

Cash and cash equivalents, end of period	$89,819	$191,603

Supplemental disclosures:
Taxes paid	$47,516	$117,717

Interest paid	$60,977	$48,158

Non-cash investing and financing activities:
Repurchase of Class A common stock included in accounts payable and accrued liabilities	$1,511	$1,200

Deferred tax (liability) asset established on the date of acquisitions	$(80,979)	$1,324

Capital lease obligations	$3,869	$7,248

Capital expenditures included in accounts payable and accrued liabilities	$4,946	$3,437

Increase in goodwill due to acquisition related escrow distributions	$5,934	$—

Increase in goodwill due to accrual of acquisition related liabilities	$—	$250